Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223306

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION,

Preliminary Prospectus Supplement dated April 13, 2020

Prospectus Supplement

(To Prospectus dated February 28, 2018)

$

ESSENTIAL UTILITES, INC.

$                 % Senior Notes due 2030

$                 % Senior Notes due 2050

We are offering $             aggregate principal amount of our     % Senior Notes due 2030 (the “2030 notes”) and $             aggregate principal amount of our    % Senior Notes due 2050 (the “2050 notes”). We refer to the 2030 notes and the 2050 notes together as the “notes.”

The 2030 notes will bear interest at the rate of     % per year and will mature on                 , 2030. The 2050 notes will bear interest at the rate of     % per year and will mature on                 , 2050. Interest on the notes will accrue from                 , 2020 and will be payable semi-annually in arrears on                  and                  of each year, beginning on                 , 2020.

At our option, we may redeem some or all of the notes of each series at any time at the applicable redemption price for such series of notes described in this prospectus supplement. See “Description of the Notes” in this prospectus supplement.

The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured senior indebtedness and guarantees, will be effectively subordinated to any of our secured indebtedness (to the extent of the collateral securing such indebtedness) and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

Investing in the notes involves risks. See “Risk Factors” on page S-8 of this prospectus supplement, on page 6 of the accompanying prospectus and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

	Public Offering Price(1)		Underwriting Discount(2)		Proceeds, before expenses, to Essential Utilities
Per 2030 Note		%		%		%
Total	$		$		$
Per 2050 Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2020, if settlement occurs after that date.
(2)	See “Underwriting (Conflicts of Interest).”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York on or about                 , 2020.

Joint Bookrunners

PNC Capital Markets LLC	RBC Capital Markets

                    , 2020

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise specified or the context requires otherwise, references in this prospectus supplement to (1) “Essential Utilities,” the “Company,” “we,” “us,” “our” and similar references refer to Essential Utilities, Inc. and its subsidiaries and (2) “this offering” refers to this offering of the notes pursuant to this prospectus supplement and the accompanying prospectus. Essential Utilities, Inc. was formerly known as Aqua America, Inc. prior to its name change on February 3, 2020, and accordingly, unless otherwise specified or the context requires otherwise, references in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus to Aqua America, Inc. refer to Essential Utilities, Inc and its subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us, some of which does not apply to this offering of the notes. To the extent the information in this prospectus supplement is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may provide to you in connection with this offering. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any additional or different information that others may give you. Neither we nor the underwriters are offering to sell the notes or seeking offers to buy the notes in jurisdictions where offers or sales are not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of their respective dates or as of the respective dates specified in such information, as applicable, and the information contained in documents incorporated by reference is accurate only as of the respective dates of those documents or as of the respective dates specified in such information, as applicable, in each case regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any such free writing prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any such free writing prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting (Conflicts of Interest).”

S-ii

BASIS OF PRESENTATION

The Peoples Acquisition (as defined herein) was completed on March 16, 2020. Unless otherwise specified or the context requires otherwise, the information as of or in respect of periods prior to the closing of the Peoples Acquisition included in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, does not give effect to the Peoples Acquisition (or the related transactions described in “Prospectus Supplement Summary—Recent Developments”).

The pro forma and certain of the as adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus gives pro forma effect to the Peoples Acquisition and certain related transactions as if we had completed such transactions as of December 31, 2019, in the case of balance sheet data, and as of January 1, 2019, in the case of income statement data, unless otherwise specified. The unaudited pro forma consolidated combined financial information included in our Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 13, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described in this prospectus supplement under the heading “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference,” does not give effect to our entry into and borrowing under the April Term Loan Facility (as defined herein) and our issuance of the notes in this offering, because the net proceeds from the April Term Loan Facility and this offering will be used for purposes which are unrelated to the Peoples Acquisition. See “Prospectus Supplement Summary—Recent Developments” and “Use of Proceeds.” Moreover, the unaudited pro forma consolidated combined financial information included in our Current Report on Form 8-K/A filed with the SEC on April 13, 2020 and certain pro forma and as adjusted information included in this prospectus supplement have been calculated on the basis of assumptions made by our management at the time such information was prepared.

As a result, purchasers of the notes in this offering should not place undue reliance on the pro forma and as adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

All references to currency amounts included in this prospectus supplement are in U.S. dollars unless specifically noted otherwise.

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FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain, and any free writing prospectus we may provide to you in connection with this offering are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are made based upon, among other things, our current assumptions, expectations, plans, and beliefs concerning future events and their potential effect on us. These forward-looking statements involve risks, uncertainties and other factors, many of which are outside our control that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases you can identify forward-looking statements where statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “plans,” “future,” “potential,” “probably,” “predictions,” “intends,” “will,” “continue,” “in the event” or the negative of such terms or similar expressions. Such forward-looking statements include, but are not limited to, statements regarding:

•	recovery of capital expenditures and expenses in rates;

•	projected capital expenditures and related funding requirements;

•	our capability to pursue timely rate increases;

•	expectations regarding the impact of the Peoples Acquisition, including statements regarding the impact of the transaction on the Company;

•	developments, trends and consolidation in the water, wastewater and natural gas utility and infrastructure industries;

•	opportunities for future acquisitions, both within and outside the water, wastewater, and natural gas industries, the success of pending acquisitions and the impact of future acquisitions;

•	the capacity of our water and natural gas supplies and facilities;

•	the availability and cost of capital financing;

•	dividend payment projections;

•	the impact of geographic diversity on our exposure to unusual weather;

•	the impact of conservation awareness of customers and more efficient fixtures and appliances on water usage and gas consumption per customer;

•	our authority to carry on our business without unduly burdensome restrictions;

•	the continuation of investments in strategic ventures;

•	our ability to obtain fair market value for condemned assets;

•	the impact of fines and penalties;

•

the impact of changes in and compliance with governmental laws, regulations and policies, including those dealing with taxation, the environment, health and water quality, and public utility regulation;

•	the impact of decisions of governmental and regulatory bodies, including decisions to raise or lower rates and decisions regarding potential acquisitions;

•	the development of new services and technologies by us or our competitors;

•	the availability of qualified personnel;

•	the condition of our assets;

•	the impact of legal proceedings;

S-iv

•	general economic conditions;

•	acquisition-related costs and synergies;

•	the sale of water and wastewater divisions;

•	the impact of federal and/or state tax policies and the regulatory treatment of the effects of those policies;

•	the amount of income tax deductions for qualifying utility asset improvements and the Internal Revenue Service’s ultimate acceptance of the deduction methodology; and

•	the anticipated impact of the novel coronovirus (“COVID-19”) or the measures to be implemented by the Company as a result of COVID-19.

Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	the diversion of our management’s time and resources caused by integration efforts with respect to the Peoples Acquisition;

•	our ability to manage the expansion of our business, including our ability to manage our expanded operations following the closing of the Peoples Acquisition;

•	our ability to treat and supply water or collect and treat wastewater;

•	our ability to source a sufficient supply of natural gas to meet the demands of our gas utility customers in a timely manner;

•	the continuous and reliable operation of our information technology systems, including the impact of cyber security attacks or other cyber-related events;

•	our ability to integrate and otherwise realize all of the anticipated benefits of businesses, technologies or services which we may acquire;

•	changes in general economic, business, credit and financial market conditions;

•	changes in governmental laws, regulations and policies, including those dealing with taxation, the environment, health and water quality, and public utility regulation;

•	the profitability of future acquisitions;

•	changes to the rules or our assumptions underlying our determination of what qualifies for an income tax deduction for qualifying utility asset improvements;

•	the decisions of governmental and regulatory bodies, including decisions on rate increase requests and decisions regarding potential acquisitions;

•	our ability to file rate cases on a timely basis to minimize regulatory lag;

•	abnormal weather conditions, including those that result in water use restrictions and seasonality effects;

•	changes in, or unanticipated, capital requirements;

•	changes in our credit ratings or the market price of our common stock;

•	changes in valuation of strategic ventures;

•	the phase-out of LIBOR, or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR, which may adversely affect interest rates;

•	the extent to which we are able to develop and market new and improved services;

S-v

•	the effect of the loss of major customers;

•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;

•	labor disputes;

•	increasing difficulties in obtaining insurance and increased cost of insurance;

•	cost overruns relating to improvements to, or the expansion of, our operations;

•	increases in the costs of goods and services and commodity prices;

•	civil disturbance or terroristic threats or acts;

•	changes in accounting pronouncements;

•	litigation and claims;

•	changes in environmental conditions, including the effects of climate change;

•	restrictions on our subsidiaries’ ability to make dividends and other distributions; and

•	impacts from the global outbreak of COVID-19, including on consumption and collections.

Given these risks and uncertainties, you should not place undue reliance on any forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference into this prospectus supplement completely and with the understanding that our actual results, performance and achievements may be materially different from what we expect. These forward-looking statements represent assumptions, expectations, plans and beliefs only as of the date of this prospectus supplement, the date of the document containing the applicable statement or the date specified in such statement, as applicable. Except for our ongoing obligations to disclose certain information under the federal securities laws, we are not obligated, and assume no obligation, to update these forward-looking statements, even though our situation may change in the future. For further information or other factors which could affect our financial results and such forward-looking statements, see “Risk Factors.” We qualify all of our forward-looking statements by these cautionary statements.

Investing in the notes involves risks. You should review and consider carefully the risks, uncertainties and other factors that affect our business, financial condition and results of operations and the value of the notes, including those described in the “Business,” “Peoples’ Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Peoples” sections and other sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Current Report on Form 8-K filed with the SEC on April 13, 2020 and our Current Report on Form 8-K/A filed with the SEC on April 13, 2020, and those described in the “Risk Factors” sections and other sections of this prospectus supplement and the accompanying prospectus. You may obtain copies of these reports and documents as described under “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” in this prospectus supplement. These risks, uncertainties and other factors could cause you to suffer a loss of all or part of your investment in the notes. Before making an investment decision, you should carefully consider these risks, uncertainties and other factors, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus we may provide to you in connection with this offering. However, additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, operations, financial condition and financial results and the value of the notes.

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MARKET AND INDUSTRY DATA

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include, and any free writing prospectus we may provide to you in connection with this offering may include, market, demographic and industry data and forecasts related to our business that are based on or derived from sources such as independent industry publications, publicly available information, government data and other information from third parties or that have been compiled or prepared by our management or employees. We do not guarantee the accuracy or completeness of any of this information, and we have not independently verified any of the information provided by third-party sources.

In addition, market, demographic and industry data and forecasts involve estimates, assumptions and other uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and under similar headings in the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Accordingly, you should not place undue reliance on any of this information.

S-vii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights, and should be read together with, the information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary may not contain all of the information that may be important to you, and you should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide to you in connection with this offering and the documents incorporated by reference herein and therein before making an investment decision. You may obtain a copy of the documents incorporated by reference by following the instructions in the section titled “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” in this prospectus supplement. Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to “Essential Utilities,” the “Company,” “we,” “us” and “our” should be read to refer to Essential Utilities, Inc. and its subsidiaries.

Essential Utilities, Inc.

Essential Utilities, Inc., formerly known as Aqua America, Inc., is a Pennsylvania corporation and the holding company for regulated utilities providing water, wastewater and natural gas distribution services to an estimated five million people in Pennsylvania, Ohio, Texas, Illinois, North Carolina, New Jersey, Kentucky, West Virginia, Indiana, and Virginia. Our largest operating subsidiary is Aqua Pennsylvania, Inc., which accounted for approximately 54% of our operating revenues and approximately 72% of our regulated water and wastewater segment’s income as of December 31, 2019.

On March 16, 2020, we acquired all of the issued and outstanding limited liability company membership interests of LDC Funding LLC (the “Peoples Acquisition”), which is the parent of a group of natural gas public utility companies that we refer to as “Peoples.” Headquartered in Pittsburgh, Pennsylvania, Peoples primarily engages in regulated distribution and transportation of natural gas, with approximately 746,000 residential, commercial and industrial customers in Pennsylvania, West Virginia and Kentucky as of December 31, 2019. For the year ended December 31, 2019, Peoples’ operating revenues amounted to $908.7 million. For a discussion of Peoples’ business, operations, financial condition and financial results and risks related to Peoples’ business, operations, financial condition and financial results, please see “—Recent Developments—Peoples Acquisition” and the “Business,” “Peoples’ Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Peoples” in the Acquisition Closing 8-K (as defined below) and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (as updated by annual, quarterly and other reports and documents we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus).

We expect the Peoples Acquisition to increase our scale, diversify our cash flow and rate base and strengthen our financial foundation, creating an enhanced platform for long-term growth. However, we may not realize the anticipated benefits of the Peoples Acquisition. See “Risk Factors” in the Acquisition Closing 8-K and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (as updated by annual, quarterly and other reports and documents we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus).

Our growth in revenues over the past five years is primarily a result of increases in rates and customer growth. The increase in our utility customer base, as shown below, has been due to customers added through acquisitions, partnerships with developers, and organic growth (excluding dispositions):

Year	Utility Customer Growth Rate
2019	2.1%
2018	2.3%
2017	1.1%
2016	1.6%
2015	1.9%

In 2019, our customer count increased by 21,108 customers, primarily due to utility systems that we acquired and organic growth. Overall, for the five-year period of 2015 through 2019, our utility customer base, adjusted to exclude customers associated with utility system dispositions, increased at an annual compound rate of 1.8%. During the five-year period ended December 31, 2019, our utility customer base, including customers associated with utility system acquisitions and dispositions, increased from 940,119 at January 1, 2015 to 1,026,704 at December 31, 2019.

The Peoples Acquisition brings Essential Utilities’ total water, wastewater and natural gas customer count to approximately 1,773,000 on a pro forma basis as of December 31, 2019.

Our principal executive office is located at 762 W. Lancaster Avenue, Bryn Mawr, Pennsylvania 19010-3489, and our telephone number is 610-527-8000. Our website may be accessed at www.essential.co. The reference to our website is intended to be an inactive textual reference only, and the contents of our website are not incorporated by reference herein and should not be considered part of this prospectus supplement.

Recent Developments

Peoples Acquisition

On March 16, 2020 (the “Closing Date”), we completed the acquisition from LDC Parent LLC (the “Seller”) of all of the issued and outstanding limited liability company membership interests of LDC Funding LLC, a Delaware limited liability company (“LDC”). LDC is the parent of Peoples Natural Gas Company LLC, a Pennsylvania limited liability company, Peoples Gas Company LLC, a Pennsylvania limited liability company, Peoples Gas WV LLC, a West Virginia limited liability company, Peoples Gas KY LLC, a Kentucky limited liability company and Delta Natural Gas Company Inc., a Kentucky corporation, all of which are natural gas public utility companies subject to regulation in the states in which such companies operate. The Peoples Acquisition was completed in accordance with the terms of the Purchase Agreement, entered into on October 22, 2018, between us and the Seller (the “Purchase Agreement”) and expands our regulated utility business to include natural gas distribution. The Peoples Acquisition and the Purchase Agreement are described in more detail in our Current Reports on Form 8-K filed with the SEC on October 23, 2018 and March 16, 2020, as amended by our Current Reports on Form 8-K/A filed with the SEC on March 18, 2020 and April 13, 2020 (the “Acquisition Closing 8-K”), each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

We completed the Peoples Acquisition for $3.465 billion in cash (the “Cash Acquisition Consideration”). Pursuant to the Purchase Agreement, the Cash Acquisition Consideration is subject to adjustment upon completion of a closing balance sheet and the finalization of other adjustments that may occur over the next several months. The base cash purchase price pursuant to the Purchase Agreement was $4.275 billion, which amount was adjusted at the closing of the Peoples Acquisition by $43.9 million for an estimated change in working capital, by $247.5 million for certain estimated capital expenditures and by $1.101 billion for indebtedness of LDC outstanding as of the Closing Date, which indebtedness includes approximately $920.1 million of senior notes and $181.0 million of short term debt incurred by PNG Companies LLC, a Delaware limited liability company and wholly-owned direct subsidiary of LDC, under a 364-day term loan facility entered into by Peoples on February 24, 2020 (the “Peoples Term Loan Facility”). Borrowings under the Peoples Term Loan Facility bear interest at the Eurodollar Rate plus 0.875% or the ABR plus 0.775%, as each such term is defined in the Peoples Term Loan Facility. The Peoples Term Loan Facility will mature on February 22, 2021. The $181.0 million of borrowings under the Peoples Term Loan Facility were used by Peoples to refinance a scheduled maturity payment due on a series of its senior notes prior to the Closing Date.

In connection with the completion of the Peoples Acquisition, we also terminated the remaining commitment (the “Bridge Commitment”) we had received from Goldman Sachs Bank USA and Royal Bank of Canada in October 2018 in connection with our entry into the Purchase Agreement.

On March 13, 2020, in connection with the closing of the Peoples Acquisition, we amended our existing five-year unsecured revolving credit agreement (as amended or supplemented from time to time, the “Revolving Credit Facility”), dated as of December 5, 2018, by and among the Company, the lenders from time to time party thereto and PNC Bank, National Association, as the administrative agent pursuant to an incremental facility amendment between the Company and PNC Bank, National Association. The amendment provided us with an additional $300.0 million of borrowing capacity under the Revolving Credit Facility, and pursuant to the terms of the Revolving Credit Facility, our borrowing capacity thereunder was further increased by $150.0 million in connection with the completion of the Peoples Acquisition. As a result of these increases, the Revolving Credit Facility currently provides for an aggregate $1.0 billion of borrowing capacity. As of April 9, 2020, we had borrowed $802.0 million and had $22.4 million in issued letters of credit under the Revolving Credit Facility, including the approximately $800.0 million (including approximately $22.0 million designated for letters of credit) we borrowed at the closing of the Peoples Acquisition to fund a portion of the purchase price for the Peoples Acquisition (the “Peoples Acquisition Revolver Draw”).

Additionally, on March 13, 2020, we entered into a Credit Agreement with PNC Bank, National Association (the “March Term Loan Facility”) dated March 13, 2020 pursuant to which we borrowed $150.0 million, which proceeds were used to fund a portion of the purchase price for the Peoples Acquisition in lieu of additional borrowings under our Revolving Credit Facility. The March Term Loan Facility will mature on March 12, 2021. Borrowings under the March Term Loan Facility bear interest at LIBOR plus 0.875%, in respect of LIBOR borrowings, and the Alternate Base Rate plus 0.775%, in respect of alternate base rate borrowings, as each such term is defined in the March Term Loan Facility. The alternate base rate is defined in a customary manner to be the greatest of the prime rate, the federal funds rate plus 0.50% and one month LIBOR plus 1.00%. Interest is payable quarterly and on the maturity date. Any amount borrowed may be prepaid in whole or in part at any time without premium or penalty. The foregoing description of the March Term Loan Facility is only a summary and is qualified in its entirety by reference to the full text of the March Term Loan Facility, which was filed as Exhibit 10.2 to the Acquisition Closing 8-K.

In addition, on March 16, 2020, in connection with the Peoples Acquisition, we issued and sold 21,661,095 shares of common stock, par value $0.50 per share, to CPP Investment Board PMI-2 Inc. (the “Investor”), an affiliate of the Canada Pension Plan Investment Board (“CPP Investments”). The shares of common stock issued and sold to the Investor were priced at $34.62 per share, resulting in gross proceeds of approximately $750.0 million (the “Private Placement”). The net proceeds from the Private Placement were used to fund a portion of the purchase price for the Peoples Acquisition. The Private Placement was completed in accordance with the terms of a Stock Purchase Agreement entered into on March 29, 2019, between us and CPP Investments (and assigned by CPP Investments to the Investor).

Strategic Rationale for the Peoples Acquisition

We believe the Peoples Acquisition is a strategically compelling transaction that brings together two high-quality regulated utility companies in regions with constructive regulatory environments and attractive demographics. Consistent with our strategy of growing our regulated utility platform, we expect that the Peoples Acquisition will introduce a new platform for regulated growth, creating a leading water and natural gas utility in the United States with scale across the water, wastewater and natural gas distribution sectors. We believe this enhanced growth platform will present opportunities for the Company to grow our rate base through a wider range of infrastructure investment opportunities. In addition, as a larger publicly traded utility, we expect to have better access to capital to fund our infrastructure and capital expenditure needs. We also believe our enhanced scale and better access to the capital markets will support our commitment to strong investment grade credit ratings.

The Company has demonstrated the ability to earn a return on and recover invested capital, with a history of sustained growth in earnings and cash flow. We believe the Peoples Acquisition diversifies our cash flow while preserving our low-risk regulated utility profile, resulting in a multi-platform utility with operations spanning ten states.

The Peoples Acquisition increased our presence in constructive regulatory jurisdictions, particularly Pennsylvania, where the regulatory framework is generally considered progressive and is highly rated by Regulatory Research Associates. Pennsylvania’s high rating is based on the probable level and quality of the earnings to be realized by the state’s utilities as a result of regulatory, legislative, and court actions, as well as the utilization of fully forecasted test years, Distribution Systems Improvement Charges and other automatic adjustment clauses that are intended to reduce the gap between the time that a capital project is completed and the recovery of costs in rates. The Peoples management team brings significant experience investing in and operating critical energy and safety infrastructure; their experience and knowledge is expected to be highly complementary to our core focus of operating our businesses in a safe and efficient manner to provide exceptional service to our customers.

Additional Financing

On April 3, 2020, we entered into a credit agreement with PNC Bank, National Association, as administrative agent (the “April Term Loan Facility” and together with the March Term Loan Facility, the “Term Loan Facilities”). The April Term Loan Facility provides the Company with short-term borrowing capacity of up to $500.0 million in term loans. The Company borrowed the full $500.0 million on April 3, 2020, which proceeds are intended to be used for general corporate purposes and to strengthen our liquidity and cash position, and maximize our financial flexibility, in light of the uncertainty surrounding the impact of the COVID-19 pandemic. Borrowings under the April Term Loan Facility bear interest at either the Adjusted LIBO Rate plus 1.375% or the Alternate Base Rate plus 0.375%, as each such term is defined in the April Term Loan Facility. The April Term Loan Facility will mature on April 2, 2021. Amounts under the April Term Loan Facility cannot be re-borrowed upon repayment. The April Term Loan Facility includes typical affirmative and negative covenants, is unsecured and does not include downstream guarantees. The foregoing description of the April Term Loan Facility is only a summary and is qualified in its entirety by reference to the full text of the April Term Loan Facility, which was filed as Exhibit 10.1 to our Current Report on Form 8-K that was filed on April 3, 2020.

COVID-19

For information regarding the COVID-19 pandemic and its impact on our business, see our Current Report on Form 8-K that was filed on April 13, 2020.

THE OFFERING

The following summary describes certain terms of the notes and may not contain all of the information that may be important to you. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. You should read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide to you in connection with this offering and the documents incorporated by reference herein and therein before making an investment decision. As used in this section, unless the context otherwise requires, references to “Essential Utilities,” the “Company,” “we,” “us,” “our” and similar references refer only to Essential Utilities, Inc. and not to its consolidated subsidiaries.

Issuer	Essential Utilities, Inc., a Pennsylvania corporation.

Notes Offered	$ aggregate principal amount of % Senior Notes due 2030 (the “2030 notes”).

$ aggregate principal amount of % Senior Notes due 2050 (the “2050 notes” and, together with the 2030 notes, are referred to collectively herein as the “notes”).

The 2030 notes and the 2050 notes will each constitute a separate series of our debt securities under the indenture pursuant to which the notes will be issued.

Maturity	2030 notes: , 2030.

2050 notes: , 2050.

Interest Rate	2030 notes: % per year, accruing from , 2020.

2050 notes: % per year, accruing from , 2020.

Interest Payment Dates	and of each year, beginning , 2020.

Ranking	The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured senior indebtedness and guarantees. The notes will rank senior to all of our existing and future indebtedness, if any, that is subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness we have or may incur (to the extent of the collateral securing such secured indebtedness) and will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

We conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries.

As of December 31, 2019, on a pro forma as further adjusted basis after giving effect to the Transactions (as defined in “Capitalization”) and this offering:

•	Essential Utilities would have had approximately $ million of indebtedness outstanding, of which none would have been secured indebtedness; and

•	our subsidiaries (including LDC and its subsidiaries) would have had a total of approximately $2,990 million of outstanding liabilities, including indebtedness, owed to non-affiliated third parties.

See “Description of the Notes—Ranking” and “—Recent Developments.”

Optional Redemption	At our option, we may redeem some or all of the notes of each series at any time at the applicable redemption price for such series of notes described in this prospectus supplement. See “Description of the Notes—Optional Redemption.”

Certain Covenants	The notes and the related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenant described under the caption “Description of the Notes—Consolidation, Merger and Conveyance of Assets as an Entirety.”

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $ million.

We intend to use the net proceeds from this offering (i) to repay in full the borrowings under the Peoples Term Loan Facility and our March Term Loan Facility and (ii) to use the remainder to repay borrowings under our Revolving Credit Facility. In the future, we may use the available capacity under our Revolving Credit Facility for general corporate purposes, including for working capital, capital expenditures or water and wastewater utility acquisitions. Net proceeds from this offering that are not immediately used for these purposes may be held in cash or invested temporarily in cash equivalents, short-term investment-grade securities or similar instruments. See “Use of Proceeds.”

Trustee, Registrar and Paying Agent	U.S. Bank N.A.

Governing Law	The indenture is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and other factors you should carefully consider before deciding to invest in the notes.

Conflicts of Interest	We intend to use the net proceeds from this offering (i) to repay in full the borrowings under the Peoples Term Loan Facility and our March Term Loan Facility and (ii) to use the remainder to repay borrowings under our Revolving Credit Facility. An affiliate of PNC Capital Markets LLC, who is an underwriter in this offering, is a lender under each of the Peoples Term Loan Facility, the March Term Loan Facility and our Revolving Credit Facility and will receive at least 5% of the net proceeds of this offering. In addition, an affiliate of RBC Capital Markets, LLC, who is an underwriter in this offering, is a lender under the Revolving Credit Facility and may receive at least 5% of the net proceeds of this offering. Consequently, PNC Capital Markets LLC and RBC Capital Markets, LLC are each deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). This offering will therefore be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to FINRA Rule 5121(a)(1)(C), the appointment of a “qualified independent underwriter” is not required in connection with this offering as the notes will be investment grade-rated by one or more nationally recognized statistical rating agencies. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

RISK FACTORS

Investing in the notes involves risks. You should review and carefully consider the risks, uncertainties and other factors described below and all of the information included elsewhere in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide to you in connection with this offering and the documents incorporated by reference herein and therein before deciding to invest in the notes. We also urge you to consider carefully the risks, uncertainties and other factors set forth under the headings “Forward-Looking Statements” and “Market and Industry Data.” However, additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, operations, financial condition and financial results and the value of the notes.

Risks Related to Our Business

For a discussion of specific risks related to our business, operations, financial condition and financial results, including certain risks related to Peoples and the Peoples Acquisition, please see the “Business,” “Peoples’ Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Peoples” sections in our Annual Report on Form 10-K for our fiscal year ended December 31, 2019, our Current Report on Form 8-K filed with the SEC on April 13, 2020, addressing the COVID-19 pandemic and its impact on our business, and the Acquisition Closing 8-K, as updated by our annual, quarterly and other reports and documents we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference,” in this prospectus supplement.

Risks Related to this Offering and the Notes

The unaudited pro forma consolidated combined financial information and other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus are presented for illustrative purposes only and do not purport to represent what the financial position or results of operations of the combined company would have been had the Peoples Acquisition been completed on the dates assumed for purposes of that information, nor do they represent the actual financial position or results of operations of the combined company following the Peoples Acquisition.

The unaudited pro forma consolidated combined financial information and other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus are presented for illustrative purposes only, are based on numerous adjustments, assumptions and estimates, are subject to numerous other uncertainties and do not purport to reflect what the combined company’s financial position or results of operations would have been had the Peoples Acquisition been completed as of the dates assumed for purposes of that information, nor do they reflect the financial position or results of operations of the combined company following the Peoples Acquisition. Such unaudited pro forma consolidated combined financial information and certain other adjusted information reflects the assumptions of our management at the time that such information was initially prepared.

In any event, our actual financial positions and results of operations following the Peoples Acquisition may not be consistent with, or evident from, the unaudited pro forma consolidated combined financial information or other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

For purposes of the unaudited pro forma consolidated combined financial information, the Cash Acquisition Consideration has been preliminarily allocated to the identifiable assets acquired and liabilities assumed based on limited information presently available to estimate fair values. The Cash Acquisition Consideration will be allocated among the relative fair values of the identifiable assets acquired and liabilities assumed based on their estimated fair values as of the date of the Peoples Acquisition. The relative fair values of the assets acquired and liabilities assumed are estimates, which are subject to change pending further review. The actual amounts recorded with respect to the Peoples Acquisition may differ materially from the information presented in the unaudited pro forma consolidated combined financial information.

As a result of the foregoing, investors should not place undue reliance on unaudited pro forma consolidated combined financial information and other adjusted information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our ability to meet our debt obligations largely depends on the performance of our subsidiaries and the ability to utilize the cash flows from those subsidiaries.

Essential Utilities is a holding company substantially all of whose assets are owned by its subsidiaries and substantially all of whose operations are conducted through its subsidiaries. Our ability to meet our debt and other obligations depends almost entirely on cash flows from our subsidiaries and, in the short term, our ability to raise capital from external sources. In the long term, cash flows from our subsidiaries depend on their ability to generate operating cash flows in excess of their own expenditures, common and preferred stock dividends (if any), and debt or other obligations. Our subsidiaries are separate and distinct legal entities that are not obligated to pay dividends or make loans or distributions to Essential Utilities (whether to enable Essential Utilities to pay principal and interest on its debt (including the notes offered hereby), to pay dividends on its common stock, to settle, repurchase or redeem its debt (including the amortizing notes components of our tangible equity units (“TEUs”)) or other securities (including the purchase contracts components of our TEUs), or to satisfy its other obligations). In addition, notwithstanding our controlling interest in such subsidiaries, many of them, including certain of LDC and its subsidiaries, are limited in their ability to pay dividends or make loans or distributions to Essential Utilities, including, without limitation, as a result of legislation, regulation, court order, contractual restrictions and other restrictions or in times of financial distress. As a result, we may not be able to cause such subsidiaries and other entities to distribute funds or provide loans sufficient to enable us to meet our debt and other obligations, including obligations under the notes, and to pay dividends.

The notes are structurally subordinated to the liabilities of our subsidiaries, including the liabilities of Peoples.

The notes will be exclusively obligations of Essential Utilities and not of any of its subsidiaries. Therefore, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Any right of Essential Utilities to receive assets of any of its subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to receive the proceeds of those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that Essential Utilities is itself recognized as a creditor of such subsidiary. If Essential Utilities is recognized as a creditor of such subsidiary, the claims of Essential Utilities would still be effectively subordinated to any secured indebtedness to the extent of the collateral of that subsidiary securing such indebtedness. As of December 31, 2019, on a pro forma as further adjusted basis after giving effect to the Transactions, (i) Essential Utilities would have had approximately $                 million of indebtedness outstanding, of which none would have been secured indebtedness and (ii) our subsidiaries (including LDC and its subsidiaries) would have had a total of approximately $2,990 million of outstanding liabilities, including indebtedness, owed to non-affiliated third parties. The indenture that will govern the notes will not restrict our subsidiaries’ ability to incur additional indebtedness or other liabilities.

The indenture that will govern the notes does not prohibit us or our subsidiaries from incurring additional indebtedness in the future, and the limited covenants that will be included in the indenture that will govern the notes will not provide protection against other important corporate events and may not protect your investment.

As of December 31, 2019, on an actual basis, we had $3,077 million of long-term debt outstanding on a consolidated basis and, on a pro forma as further adjusted basis after giving effect to the Transactions, would

have had approximately $                 million of debt outstanding, including certain indebtedness of LDC and its subsidiaries that we assumed in the Peoples Acquisition. Despite our current debt levels, we may be able to incur substantially more debt in the future. The indenture that will govern the notes does not prohibit us from incurring additional indebtedness in the future, including additional secured indebtedness that would be effectively senior to the notes to the extent of the value of the collateral securing such indebtedness. The indenture that will govern the notes will also permit unlimited additional borrowings by our subsidiaries that would be structurally senior to the notes. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit ratings of the notes are downgraded or withdrawn, which could negatively impact the price of the notes. See “—Our credit ratings may not reflect all risks of an investment in the notes.”

In addition, the indenture will not contain any restrictive covenants limiting our ability to make investments, pay dividends or make payments on junior or other indebtedness, requiring us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity (and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations) or restricting our ability to repurchase or prepay our securities or to enter into highly leveraged transactions. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes.

The notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with our senior unsecured indebtedness and effectively junior to any secured indebtedness we may incur. The indenture that will govern the notes will not restrict our or our subsidiaries’ ability to incur additional secured debt and, if we do incur additional secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Essential Utilities, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of Essential Utilities’ other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid. As of December 31, 2019, on a pro forma as further adjusted basis after giving effect to the Transactions, Essential Utilities would have had no secured indebtedness. However, see “—The notes are structurally subordinated to the liabilities of our subsidiaries, including the liabilities of LDC and its subsidiaries.”

Our credit ratings may not reflect all risks of an investment in the notes.

The notes are expected to be rated by at least two nationally recognized statistical rating organizations. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. A credit rating may not remain for any given period of time or a credit rating may be lowered or withdrawn by the relevant rating agency if, in its judgment, circumstances so warrant. In the event that a credit rating assigned to the notes or to us is subsequently lowered for any reason, no person or entity is obliged to provide any additional support or credit enhancement with respect to the notes, and the market value of the notes is likely to be adversely affected.

An active trading market may not develop for the notes.

Each series of notes will be a new issue of securities for which currently there is no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes on any dealer quotation system. A trading market may not develop for the notes. Even if a market for the notes does develop, there may not be liquidity in that market or the notes might trade for less than their original value or face amount. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. If a liquid market for the notes does not develop, you may be unable to resell the notes for a long period of time, if at all. This means you may not be able to readily convert your notes into cash, and the notes may not be accepted as collateral for a loan.

Even if a market for the notes develops, trading prices could be higher or lower than the initial offering price. The price of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Declines in the market prices for debt securities generally may also materially and adversely affect the liquidity of the notes, independent of our financial performance.

If an active trading market does develop, many factors could adversely affect the market price of the notes.

The market price of the notes will depend on many factors, including:

•	ratings on our debt securities assigned by the credit rating agencies;

•	the market demand for securities similar to the notes and the interest of securities dealers in making a market for the notes;

•	the number of holders of the notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects;

•	the market price of our common stock;

•	the prospects for companies in our industry generally; and

•	the overall condition of the financial markets.

Historically, the market for investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on holders of the notes.

The notes may not be a suitable investment for all investors.

You must determine the suitability of your investment in light of your own circumstances. In particular, you should (1) have sufficient knowledge and experience to make a meaningful evaluation of the notes, the merits and risks of investing in the notes and the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus; (2) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the notes and the impact the notes will have on your overall investment portfolio; (3) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes; (4) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and (5) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

We may redeem the notes at our option, which may adversely affect your return on the notes.

The notes are redeemable at our option, and we may, therefore, choose to redeem all or part of the notes at any time prior to the maturity date, including at times when prevailing interest rates are relatively low. In the event that we redeem the notes prior to maturity, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $             million (after deducting underwriting discounts and our estimated offering expenses). We intend to use the net proceeds from this offering (i) to repay in full the borrowings under the Peoples Term Loan Facility and our March Term Loan Facility and (ii) to use the remainder to repay borrowings under our Revolving Credit Facility. In the future, we may use the available capacity under our Revolving Credit Facility for general corporate purposes, including for working capital, capital expenditures or water and wastewater utility acquisitions. Net proceeds from this offering that are not immediately used for these purposes may be held in cash or invested temporarily in cash equivalents, short-term investment-grade securities or similar instruments. See “Prospectus Supplement Summary—Recent Developments” for additional information regarding the Peoples Term Loan Facility, our March Term Loan Facility and our Revolving Credit Facility.

Affiliates of certain of the underwriters are lenders under the Peoples Term Loan Facility, our March Term Loan Facility and/or our Revolving Credit Facility and will receive a portion of the net proceeds of this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2019:

•	on an actual basis;

•

on a pro forma basis to give effect to the Peoples Acquisition, including the Private Placement, the Peoples Acquisition Revolver Draw, borrowings under our March Term Loan Facility and the use of proceeds therefrom (collectively, the “Pro Forma Transactions”); and

•

on an as further adjusted basis to give effect to (i) borrowings under our April Term Loan Facility to increase liquidity and (ii) this offering and the use of proceeds therefrom (collectively with the Pro Forma Transactions, the “Transactions”).

The following data are qualified in their entirety by our financial statements and related notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus. This table should be read in conjunction with “Prospectus Supplement Summary—Recent Developments,” “Risk Factors,” “Use of Proceeds,” and our pro forma and consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, and the other information contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

(in thousands of dollars, except for per share amounts)	Actual	Pro Forma	As Further Adjusted
Cash and cash equivalents(1)	$1,868,922	$41,292	$

Long-term Debt:
Long-term debt of subsidiaries(2)	$1,887,117	$1,887,117		$1,887,117
Unsecured notes payable(3)	1,190,283	1,190,283		1,190,283
Revolving Credit Facility(4)	—	800,000
March Term Loan Facility(5)	—	150,000		—
April Term Loan Facility(6)	—	—		500,000
Notes offered hereby	—	—
Peoples Term Loan Facility(7)	—	181,000		—
Assumed Peoples’ indebtedness(8)	—	1,011,154		1,011,154

Total Long-term debt(9)	3,077,400	5,219,554

Equity:
Preferred stock, $1.00 par value (1,770,819 shares authorized, none issued)	—	—		—
Common stock, $0.50 par value (300,000,000 shares authorized; 223,871,284 issued, Actual; 245,532,379 issued, Pro Forma and As Further Adjusted)(10)	111,935	122,766		122,766
Capital in excess of par value(10)	2,636,555	3,355,963		3,355,963
Retained earnings(11)	1,210,072	1,176,495		1,176,495
Treasury stock, at cost	(77,702)	(77,702)		(77,702)

Total stockholders’ equity	3,880,860	4,577,522		4,577,522

Total capitalization	$6,958,260	$9,797,076	$

(1)

The Pro Forma amount reflects Peoples’ cash balance of $4.8 million as of December 31, 2019 and the net proceeds from the Private Placement of $730.2 million, Peoples Acquisition Revolver Draw of approximately $800.0 million and March Term Loan Facility borrowings of $150.0 million less the Cash Acquisition Consideration of $3,465.3 million and additional Peoples Acquisition-related expenses of $46.6 million. As described in “Prospectus Supplement Summary—Recent Developments,” the cash consideration for the Peoples Acquisition remains subject to adjustment. As Further Adjusted amount includes $500.0 million of borrowings on April 3, 2020 under our April Term Loan Facility. See notes (4), (5) and (6) below.

(2)

Such amounts do not include subsidiary debt that is reflected in “Assumed Peoples’ indebtedness” or “Peoples Term Loan Facility”. See notes (7) and (8) below. Includes current portion of long-term debt.

(3)

Such amounts include $50.0 million 3.50% bank notes due 2020, $99.4 million amortizing notes at 3.00% due 2022, $490.0 million of notes ranging from 3.01% to 3.59% and due 2029 through 2034, $500.0 million of 4.276% senior notes due 2049, and $50.9 million of notes ranging from 5.64% to 5.95% and due 2020 through 2034. Includes current portion of long-term debt.

(4)

On March 13, 2020, we amended our existing five-year unsecured revolving credit agreement, dated as of December 5, 2018, by and among the Company, the lenders from time to time party thereto and PNC Bank, National Association, as the administrative agent pursuant to an incremental facility amendment between the Company and PNC Bank, National Association. The amendment provided us with an additional $300.0 million of borrowing capacity under the Revolving Credit Facility, and pursuant to the terms of the Revolving Credit Facility, our borrowing capacity thereunder was further increased by $150.0 million in connection with the completion of the Peoples Acquisition. At the closing of the Peoples Acquisition, we borrowed approximately $800.0 million (including approximately $22.0 million designated for letters of credit) pursuant to the Peoples Acquisition Revolver Draw in order to fund the Peoples Acquisition. As of April 9, 2020, we had borrowed $802.0 million and had $22.4 million in issued letters of credit outstanding under the Revolving Credit Facility and $175.6 million of unused borrowing capacity. The As Further Adjusted amount reflects the repayment of $             of borrowings under the Revolving Credit Facility using a portion of the net proceeds from this offering. While we intend to use net proceeds from this offering to repay borrowings under our Revolving Credit Facility, we may at any time reborrow under such facility, subject to available capacity and compliance with certain conditions.

(5)

On March 13, 2020, we entered into the March Term Loan Facility pursuant to which we borrowed $150.0 million, which proceeds were used to fund a portion of the purchase price for the Peoples Acquisition in lieu of additional borrowings under our Revolving Credit Facility. The As Further Adjusted amount reflects the repayment in full of the borrowings under the March Term Loan Facility using a portion of the proceeds from this offering.

(6)

On April 3, 2020, we entered into the April Term Loan Facility pursuant to which we borrowed $500.0 million, which proceeds are intended to be used for general corporate purposes and to strengthen our liquidity and cash position, and maximize our financial flexibility, in light of the uncertainty surrounding the impact of the COVID-19 pandemic. See “Prospectus Supplement Summary—Recent Developments” for further information. These borrowings have been reflected as an increase in As Further Adjusted Cash and cash equivalents.

(7)

The Pro Forma amount reflects Peoples’ February 24, 2020 borrowings of $181.0 million under the Peoples Term Loan Facility, which proceeds were used to refinance a maturity payment due on a series of its senior notes prior to the Closing Date. The As Further Adjusted amount reflects the repayment in full of the borrowings under the Peoples Term Loan Facility using a portion of the proceeds from this offering.

(8)

The Pro Forma amount reflects $1,011.2 million aggregate principal amount of Peoples’ existing long-term indebtedness outstanding as of December 31, 2019 and assumed in connection with the Peoples Acquisition, which is comprised of $920.1 million of senior notes of various tranches with maturities ranging from 2020-2032 and interest rates ranging from 2.90% to 5.99%, and an estimated fair value adjustment increasing the carrying value by $91.1 million. See the Acquisition Closing 8-K for additional information regarding these senior notes.

(9)

Includes current portion of long-term debt of $105.1 million, Actual, current portion of long-term debt of $110.2 million, Pro Forma, and current portion of long-term debt of $110.2 million, As Further Adjusted. For purposes of this presentation, long-term debt includes the following short-term facilities: the Peoples Term Loan Facility, March Term Loan Facility and April Term Loan Facility.

(10)

The Pro Forma and As Further Adjusted share numbers and amounts also reflect the issuance of 21,661,095 shares in the Private Placement at an offering price of $34.62 per share (an incremental $10.8 million with respect to “Common stock” and an incremental $719.4 million with respect to “Capital in excess of par value”) and reflect issuance costs of $19.7 million. Share numbers and amounts do not reflect shares of our common stock issuable upon settlement of the purchase contracts component of our TEUs, shares of our common stock reserved for issuance upon exercise of stock options outstanding, shares of our common stock reserved for issuance upon vesting of our time based restricted stock units (including reinvested dividends), shares of our common stock reserved for issuance upon the vesting of our performance based restricted stock units or performance share units or additional shares we may issue under our dividend reinvestment program, employee stock purchase plan or 401(k) savings plans.

(11)

The Pro Forma and As Further Adjusted amounts reflect a reduction of $33.6 million for the payment of $46.6 million of additional expenses, net of tax benefits of $13.0 million, that were incurred to complete the Peoples Acquisition. These amounts also include the payment of change in control payments and the issuance of one-time rate credits, net of tax.

DESCRIPTION OF THE NOTES

The 2030 notes and the 2050 notes will each be a series of our senior debt securities issued under an indenture, dated as of April 23, 2019 (as amended and supplemented to date, the “base indenture”) between Essential Utilities, as issuer, and U.S. Bank N.A., as trustee (the “trustee”), and a related supplemental indenture, between Essential Utilities, as issuer, and the trustee, to be dated the date of first issuance of the notes (collectively referred to herein as the “indenture”). In this section and under the caption “Description of Debt Securities” in the accompanying prospectus, references to “Essential Utilities” (or, in the accompanying prospectus, to “Aqua America”), the “Company,” “we,” “us” and “our” mean Essential Utilities, Inc. excluding its subsidiaries and affiliates, unless otherwise expressly stated or the context otherwise requires.

The summary of selected provisions of the notes and the indenture appearing below supplements, and to the extent inconsistent, supersedes and replaces, the description of the general terms and provisions of the senior debt securities and the indenture contained in the accompanying prospectus. This summary is not complete and is qualified by reference to provisions of the notes and the indenture. Forms of the notes and the indenture have been or will be filed with the SEC as an exhibit to a current report on Form 8-K in connection with this offering, and you may obtain copies as described under “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” in this prospectus supplement.

Interest Rate and Maturity

The 2030 notes will bear interest at the rate of         % per year and the 2050 notes will bear interest at the rate of         % per year, in each case computed on the basis of a 360-day year of twelve 30-day months. Interest on the notes of each series will accrue from                 , 2020 and will be payable semi-annually in arrears on                  and                  of each year, beginning on                 , 2020, to the holders of record at the close of business on the immediately preceding                  and                 , respectively.

The 2030 notes will mature on                 , 2030 and the 2050 notes will mature on                 , 2050.

If any interest payment date, redemption date or the maturity date of the notes of a series is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable on the notes of such series for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be, to the date of such payment on the next business day.

Ranking

The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our other existing and future unsecured senior indebtedness and guarantees and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries. The notes will rank senior to all of our existing and future indebtedness, if any, that is subordinated to the notes. The notes will be effectively subordinated to any of our secured indebtedness (to the extent of the collateral securing that indebtedness).

The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. We conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries and, therefore, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. Many of our subsidiaries, including certain of LDC and its subsidiaries, are limited in their ability to pay dividends or make loans or distributions to us, including, without limitation, as a result of legislation, regulation, court order, contractual restrictions and other restrictions or in times of financial distress. As a result, we may not be able to cause such subsidiaries and other entities to distribute funds or provide loans sufficient to enable us to meet our debt and other obligations, including obligations under the notes. See “Risk Factors—Risks Related to this Offering and the Notes—Our ability to meet our debt obligations largely depends on the performance of our subsidiaries and the ability to utilize the cash flows from those subsidiaries.”

At December 31, 2019, on a pro forma as further adjusted basis after giving effect to the Transactions, (i) Essential Utilities would have had approximately $             million of indebtedness outstanding, of which none would have been secured indebtedness and (ii) our subsidiaries (including LDC and its subsidiaries) would have had a total of approximately $2,990 million of outstanding liabilities, including indebtedness, owed to non-affiliated third parties.

Optional Redemption

Prior to the Applicable Par Call Date, the notes of a series will be redeemable, in whole or in part, at any time or from time to time, at our option pursuant to the procedures set forth under “—Optional Redemption Procedures,” at a redemption price, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date, equal to the greater of:

•	100% of the aggregate principal amount of such notes being redeemed on that redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on such notes being redeemed that would be due if the series of such notes to be redeemed matured on the Applicable Par Call Date (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus the Applicable Spread for the series of such notes to be redeemed.

On and after the Applicable Par Call Date, the notes of a series will be redeemable, in whole or in part, at any time and from time to time, at our option at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

If we redeem notes of a series at our option, then (a) notwithstanding the foregoing (and without duplication), installments of interest on the notes of such series that are due and payable on any interest payment date falling on or prior to a redemption date for the notes of such series will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the notes of such series and the indenture and (b) the redemption price will, if applicable, be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Applicable Par Call Date” means (i) with respect to the 2030 notes,                  (three months prior to the maturity date of such notes) and (ii) with respect to the 2050 notes,                  (six months prior to the maturity date of such notes).

“Applicable Spread” means (i) with respect to the 2030 notes,                  basis points and (ii) with respect to the 2050 notes,                  basis points.

“Comparable Treasury Issue” means, with respect to each series of notes offered hereby, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such series of notes to be redeemed (assuming that such series of notes matured on the Applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term.

“Comparable Treasury Price” means, with respect to any redemption date for a series of notes to be redeemed, (A) if the Independent Investment Banker obtains four or more applicable Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations after excluding the highest and lowest of such applicable Reference Treasury Dealer Quotations or (B) if the Independent Investment Banker obtains fewer than four applicable Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means, with respect to each series of notes offered hereby, one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date for a series of notes to be redeemed, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such series of notes to be redeemed on such redemption date (expressed in each case as a percentage of its aggregate principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date. As used in the preceding sentence, “business day” means any day (other than a Saturday or Sunday) on which banking institutions in The City of New York are not authorized or obligated by law or executive order to remain closed.

“Reference Treasury Dealers” means, with respect to each series of notes offered hereby, (A) each of (i) a Primary Treasury Dealer (as defined below) selected by PNC Capital Markets LLC or its successor and (ii) RBC Capital Markets, LLC or its successor (or an affiliate thereof which is a Primary Treasury Dealer); provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Treasury Rate” means, with respect to any redemption date applicable to a series of notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for such series of the notes to be redeemed on such redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its aggregate principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Optional Redemption Procedures

The following procedures will apply if we redeem the notes of a series, in whole or in part, at our option.

Notice of redemption will be transmitted by us (or, at our request, by the trustee on our behalf) at least 10 days but not more than 60 days before the redemption date to each registered holder of the notes of the particular series to be redeemed in whole or in part. Such notice of redemption shall specify the aggregate principal amount of notes to be redeemed (or, if a series of notes is to be redeemed in whole, that such series of notes is to be redeemed in whole), the CUSIP and ISIN numbers of the notes to be redeemed, the date fixed for redemption, the redemption price (or if not then ascertainable, the manner of calculation thereof), any conditions applicable to such redemption, the place or places of payment and that payment will be made upon presentation and surrender of such notes. Once notice of redemption is sent to holders, notes called for redemption will, subject to satisfaction of any condition set forth in such notice, become due and payable on the redemption date at the redemption price for such series, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. On or before 12:00 p.m. (New York City time) on the redemption date, we will deposit with the trustee or with one or more paying agents (or, if the Company is acting as its own paying agent pursuant to the base indenture, will segregate and hold in trust) an amount of U.S. dollars sufficient to redeem on the redemption date all of such notes so called for redemption and that become so due and payable at the appropriate redemption price for such notes, together with accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. Unless we default in payment of the redemption price for such notes or in the payment of accrued and unpaid interest thereon, if any, to, but excluding, the redemption date, commencing on the redemption date interest on notes of a series called for redemption and that become so due and payable will cease to accrue and holders of such notes will have no rights with respect to such notes except the right to receive the redemption price for such notes and any unpaid interest thereon to, but excluding, the redemption date.

If fewer than all of the notes of a particular series are to be redeemed, selection of the notes to be redeemed will be made pro rata or by lot by the trustee, or by such other method as the trustee shall deem fair and appropriate; provided that if all of the notes of such series are represented by one or more global securities, interests in the notes of such series to be redeemed will be selected for redemption by The Depository Trust Company (“DTC”) in accordance with its standard procedures therefor. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. No notes of a principal amount of $2,000 or less shall be redeemed in part.

In addition, we may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

Any redemption may, in our discretion, be subject to the satisfaction of one or more conditions precedent. If a redemption is subject to the satisfaction of one or more conditions precedent, we may delay the redemption date until such time as any or all such conditions shall be satisfied, and any related redemption notice may be rescinded, in which case such redemption shall not occur, in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Additional Notes

We may from time to time, without the consent of the holders of the notes, create and issue additional notes ranking equally with a particular series of notes offered hereby in all respects so that such additional notes shall form a single series with such notes and shall have the same terms as such notes, except for the public offering price, the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes; provided that if the additional notes are not fungible with the outstanding notes of the applicable series for U.S. federal income tax purposes, the additional notes will have one or more separate CUSIP numbers. No additional notes of a series may be issued if an event of default has occurred and is continuing with respect to such series of notes. In addition to the notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

Discharge and Defeasance of Indenture

The defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance” will be applicable to the notes; provided that the coin or currency unit to be deposited with the trustee under such provisions shall be U.S. dollars.

Consolidation, Merger and Conveyance of Assets as an Entirety

The indenture will provide that the Company will not consolidate or merge with or into any other entity, or sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:

(a)

(i) it is the continuing entity (in the case of a merger), or (ii) the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance of its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on the notes and the performance of all of the covenants under the indenture; and

(b)

immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default under the indenture, has or will have occurred and be continuing.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of our properties and assets “substantially as an entirety.” As a result, it may be unclear as to whether the foregoing restrictions on mergers, consolidations, sales, conveyances, transfers, leases and other dispositions would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Events of Default

Each of the following will be an “event of default” under the indenture with respect to the notes of each series:

(a)	our failure to pay for 30 days required interest on any notes of such series;

(b)	our failure to pay principal or premium, if any, on any notes of such series when due;

(c)

our failure to perform for 90 days after notice any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series of notes); and

(d)	certain events of bankruptcy or insolvency of Essential Utilities, whether voluntary or not.

Modifications and Amendments

We and the trustee may amend or supplement the indenture or the notes without consent of the holders to:

•	cure any ambiguity, omission, defect or inconsistency in the indenture;

•	provide for the assumption by a successor corporation as set forth in “-Consolidation, Merger and Conveyance of Assets as an Entirety”;

•	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939;

•

evidence and provide for the acceptance of appointment with respect to the notes by a successor trustee in accordance with the indenture, and add or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	secure the notes;

•	add guarantees with respect to the notes;

•	add covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder in any material respect; and

•

conform the provisions of the indenture or the notes to any provision of the “Description of the Notes” section in the preliminary prospectus supplement for this notes offering, as supplemented by the related pricing term sheet.

We and the trustee may, with the consent of the holders of at least a majority in aggregate outstanding principal amount of the notes of a series, modify the indenture or the rights of the holders of notes of such series; provided that, in certain circumstances described under the heading “Modification of the Indentures” in the accompanying prospectus, we may not modify the indenture or the rights of holders without the consent of each holder affected thereby.

Governing Law

The indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York.

Waiver of Jury Trial

The indenture will provide that we and the trustee will waive our respective rights to trial by jury in any action or proceeding arising out of or related to the notes, the indenture or the transactions contemplated thereby, to the maximum extent permitted by law.

Other

The notes of each series will not be subject to a sinking fund or entitled to any guarantees and you will not be permitted to require us to redeem or repurchase the notes of either series at your option.

We will pay principal of and premium, if any, on the notes at stated maturity, upon redemption or otherwise upon presentation of the notes at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but we must at all times maintain a place of payment of the notes and a place for registration of transfer of the notes in the Borough of Manhattan, The City of New York.

The notes of each series initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, DTC, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except in limited circumstances described in the accompanying prospectus under the caption “Description of Debt Securities—Book-Entry Procedures and Settlement.” The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We expect that payments due on notes in book-entry form will be paid by wire transfer of funds to the Depositary or its nominee. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as participants in DTC.

For additional information regarding notes in global form and the book-entry system, see “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes. This summary deals only with notes held as capital assets (within the meaning of Section 1221 of the Code) by persons who purchase the notes for cash upon original issuance at their “issue price” (the first price at which a substantial amount of the notes of the applicable series is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

As used herein, a “U.S. holder” means a beneficial owner of the notes that is, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Except as modified for estate tax purposes (as discussed below), the term “non-U.S. holder” means a beneficial owner of the notes (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

If any entity classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity (or an investor in such an entity);

•	a U.S. holder that holds notes through a non-U.S. broker or other non-U.S. intermediary;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”;

•	a person required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement; or

•	a United States expatriate.

This summary is based on the Code, United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any United States federal tax consequences other than income taxes, and in the case of non-U.S. holders, estate taxes (such as gift taxes and the Medicare tax on certain investment income) and does not address state, local or non-U.S. tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. We expect, and this summary assumes, that the notes will be issued with less than a de minimis amount of original issue discount.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the notes.

Stated Interest. Stated interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued, depending on your method of accounting for United States federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes. Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other taxable disposition (less any amount attributable to accrued and unpaid stated interest, which will be treated in the manner described above) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Any gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the note for more than one year. Long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

United States Federal Withholding Tax. Subject to the discussions of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (1) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (2) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other taxable disposition of a note.

United States Federal Income Tax. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied.

Subject to the discussion of backup withholding below, any gain realized on the sale or other taxable disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain will be subject to United States federal income tax (and possibly branch profits tax) in generally the same manner as effectively connected interest is taxed; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale or other taxable disposition, which may be offset by certain United States-source capital losses.

United States Federal Estate Tax. If you are an individual who is neither a citizen nor a resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of your death, your estate will not be subject to United States federal estate tax on notes beneficially owned (or deemed to be beneficially owned) by you at the time of your death, provided that any payment to you of interest on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting requirements will apply to payments of stated interest on the notes and the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a correct taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Generally, the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Certain Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes by (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities which are deemed to hold the assets of any of the foregoing described in clauses (i) and (ii), pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii), and (iii) being referred to herein as a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of notes, including any interest in a note, by a Covered Plan with respect to which we or an underwriter of any of our or their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (each, a “PTCE”) that may apply to the acquisition and holding of the notes (or an interest therein). These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, the statutory exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provides relief from certain prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain transactions between a Covered Plan and a person who is a party in interest or disqualified person solely as a result of providing services to such Covered Plan or a relationship to such a service provider, provided that neither the person transacting with the Covered Plan nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Covered Plan involved in the transaction and provided, further, that the Covered Plan pays no more than, and receives no less than, adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the notes (or an interest therein) in reliance on these or any other exemption should carefully review the exemption in consultation with counsel to assure it is applicable. There can be no assurance that all of the conditions of any of the foregoing exemptions or any other exemption will be satisfied.

Government plans, non-U.S. plans and certain church plans, while not necessarily subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring notes or any interest in a note. Any person considering an investment in the notes with the assets of any such Plan should consult with its counsel to consider the applicable fiduciary standards and to determine the need for, and if necessary the availability of, exemptive relief under applicable Similar Laws.

Because of the foregoing, the notes (including any interest in a note) may not be purchased or held by any person investing assets of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by its acceptance of a note (including any interest in a note), each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the note or interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the note or interest by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing or holding the notes (or any interest in a note) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be required. Neither this discussion nor anything provided in this prospectus supplement is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of any notes should consult and rely on their own counsel and advisers as to whether an investment in notes is suitable for the Plan. The sale of any notes to any Plan is in no respect a representation by us, an underwriter or any of our or their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such investment is prudent or appropriate for Plans generally or any particular Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom PNC Capital Markets LLC and RBC Capital Markets, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Underwriters	Principal Amount of 2030 Notes	Principal Amount of 2050 Notes
PNC Capital Markets LLC	$	$
RBC Capital Markets, LLC

Total	$	$

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. The underwriters initially propose to offer the notes to the public at the offering prices listed on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of         % of the principal amount, with respect to the 2030 notes or         % of the principal amount, with respect to the 2050 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of         % of the principal amount, with respect to the 2030 notes or         % of the principal amount, with respect to the 2050 notes, to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering:

	Per 2030 Note		Total for the 2030 Notes	Per 2050 Note		Total for the 2050 Notes
Underwriting discounts to be paid by us		%	$		%	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $            . We have agreed to reimburse the underwriters for expenses relating to any required review of this offering by FINRA.

Each series of notes is a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, a liquid trading market may not develop for the notes and you may not be able to sell your notes at a particular time or the prices you receive when you sell may not be favorable.

We have agreed to indemnify the underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of each series of notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of such series of notes. If the underwriters create a short position in the notes of a series in connection with the offering, i.e., if they sell more notes of such series than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes of such series in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of a series of notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For example, RBC Capital Markets, LLC acted as a financial adviser in connection with the Peoples Acquisition, for which they received customary fees and expenses. Also in connection with the Peoples Acquisition, certain of the underwriters and/or their affiliates provided committed financing under the Bridge Commitment, pursuant to which they received customary commitment fees in connection with their respective commitments. Certain of the underwriters and/or their affiliates are also lenders and/or agents under the Revolving Credit Facility, the Term Loan Facilities and/or the Peoples Term Loan Facility and receive customary fees and expenses in connection therewith and will receive proceeds from this offering to the extent used to repay borrowings thereunder, as described in “Use of Proceeds” and “—Conflicts of Interest.” Certain of the underwriters also received fees and expenses in connection with the Private Placement.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. Certain of the underwriters and/or their affiliates have lending relationships with us and may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of Interest

An affiliate of PNC Capital Markets LLC, who is an underwriter in this offering, is a lender under each of the Peoples Term Loan Facility, the March Term Loan Facility and the Revolving Credit Facility and will receive at least 5% of the net proceeds of this offering. In addition, an affiliate of RBC Capital Markets, LLC, who is an underwriter in this offering, is a lender under the Revolving Credit Facility and may receive at least 5% of the net proceeds of this offering. Consequently, PNC Capital Markets LLC and RBC Capital Markets, LLC are each deemed to have a conflict of interest within the meaning of FINRA Rule 5121. This offering will therefore be conducted in compliance with the applicable provisions of FINRA Rule 5121. Each of PNC Capital Markets LLC and RBC Capital Markets, LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holders. Pursuant to FINRA Rule 5121(a)(1)(C), the appointment of a “qualified independent underwriter” is not required in connection with this offering as the notes will be investment grade-rated by one or more nationally recognized statistical rating agencies. See “Use of Proceeds.”

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to European Economic Area and United Kingdom Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

In addition, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or persons falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the United Kingdom; and (iii) any other persons to whom it may otherwise lawfully be distributed (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to, and will be engaged in only with, relevant persons.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or this offering do not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws, regulations and ministerial guidelines of Japan.

Korea

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering should be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell the notes in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering to acquire the notes under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea (the “FSC”) in any way pursuant to the FSCMA, and the notes may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the notes may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold notes complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold notes.

Singapore

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law, (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other exchange or regulated trading facility in Switzerland. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or this offering do not constitute a prospectus within the meaning of and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other exchange or regulated trading facility in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

The validity of the issuance of the notes offered by the prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Ballard Spahr LLP, Philadelphia, Pennsylvania will issue an opinion regarding certain matters of Pennsylvania law. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of LDC Funding LLC as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, incorporated by reference in this prospectus supplement and in the accompanying prospectus from the Acquisition Closing 8-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.essential.co. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933 relating to the securities that may be offered by this prospectus supplement. This prospectus supplement is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement in accordance with rules and regulations of the SEC. Statements made in this prospectus supplement as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus supplement is a part, or otherwise filed with the SEC. For more detail about us and any securities that may be offered by this prospectus supplement, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of

1934 until we sell all of the securities covered by this prospectus supplement or this offering is terminated; provided, however, that we are not incorporating, in each case, any portions of documents or information furnished or deemed to have been furnished and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 28, 2020;

•

The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March  27, 2020, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

•

Our Current Reports on Form 8-K filed with the SEC on October 23, 2018, January  16, 2020, February  3, 2020, February  27, 2020 (solely Item 8.01 and related exhibits), March  16, 2020, April 3, 2020 and April 13, 2020 and our Current Reports on Form 8-K/A filed with the SEC on March 18, 2020 and April 13, 2020, each of which amended our Current Report on Form 8-K filed with the SEC on March 16, 2020.

These documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement. You may request a copy of any or all documents that we incorporate by reference at no cost, by writing or telephoning us at:

Essential Utilities, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010-3489

Telephone: 610-527-8000

Attention: Corporate Secretary

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may provide to you in connection with this offering. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any additional or different information that others may give you. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide to you in connection with this offering is accurate only as of their respective dates or as of the respective dates specified in such information, as applicable, and the information contained in documents incorporated by reference is accurate only as of the respective dates of those documents or as of the respective dates specified in such information, as applicable, in each case regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any such free writing prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those dates.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

AQUA AMERICA, INC.

Common Stock

Preferred Stock

Common Stock Purchase Contracts

Warrants

Units

Depositary Shares

Debt Securities

Aqua America, Inc. may, from time to time, in one or more offerings, offer and sell common stock, preferred stock, common stock purchase contracts, warrants, units, depositary shares and debt securities. The debt securities and preferred stock may be convertible into or exchangeable or exercisable for other securities. We will provide specific terms of any offering and the offered securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

We may offer and sell these securities to or through underwriters, dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the names of the underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “WTR.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities upon issuance, an accompanying prospectus supplement will disclose the exchange, quotation system or market on which the securities will be listed.

The prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Investing in our securities involves risk. Before you invest, you should carefully read and evaluate the risk factors and other information included in this prospectus and any applicable prospectus supplement, including the documents incorporated by reference. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2018.

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf process, we may, from time to time, in one or more offering, offer and sell common stock, preferred stock, common stock purchase contracts, warrants, units, depositary shares and debt securities. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement and the exhibits filed with our registration statement together with the additional information described below under the heading “Where You Can Find More Information” before you decide whether to invest in the securities.

The registration statement (including the exhibits) of which this prospectus is a part contains additional information about us and the securities we may offer by this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that will control the terms of the securities we may offer by this prospectus as exhibits to the registration statement or to reports we file with the SEC. The registration statement and the reports can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only upon the information contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement that contains specific information about the securities we are offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise provided in this prospectus, unless the context otherwise requires, references in this prospectus to “Aqua America,” “we,” “us” or “our” refer to Aqua America, Inc. and its direct and indirect subsidiaries. In addition, references to “Aqua Pennsylvania” refer to our wholly-owned subsidiary, Aqua Pennsylvania, Inc., and its subsidiaries.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, or incorporated by reference into this prospectus, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are made based upon, among other things, our current assumptions, expectations, plans, and beliefs concerning future events and their potential effect on us. These forward-looking statements involve risks, uncertainties and other factors, many of which are outside our control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases you can identify forward-looking statements where statements are preceded by, followed by, or include the words “believes,” “expects,” “anticipates,” “plans,” “future,” “potential,” “probably,” “predictions,” “intends,” “will,” “continue” or the negative of such terms or similar expressions. Forward-looking statements in this prospectus, or incorporated by reference into this prospectus, include, but are not limited to, statements regarding:

•	recovery of capital expenditures and expenses in rates;

•	projected capital expenditures and related funding requirements;

•	our capability to pursue timely rate increase requests;

•	the availability and cost of capital financing;

•	developments, trends and consolidation in the water and wastewater utility and infrastructure industries;

•	dividend payment projections;

•	opportunities for future acquisitions, both within and outside the water and wastewater industry, the success of pending acquisitions and the impact of future acquisitions;

•	the capacity of our water supplies, water facilities and wastewater facilities;

•	the impact of federal and/or state tax laws or policies and the regulatory treatment of the effects of those laws or policies, including the Tax Cuts and Jobs Act;

•	the impact of geographic diversity on our exposure to unusual weather;

•	the impact of conservation awareness of customers and more efficient plumbing fixtures and appliances on water usage per customer;

•	our authority to carry on our business without unduly burdensome restrictions;

•	the continuation of investments in strategic ventures;

•	our ability to obtain fair market value for condemned assets;

•	the impact of fines and penalties;

•

the impact of changes in and compliance with governmental laws, regulations and policies, including those dealing with taxation, the environment, health and water quality, and public utility regulation;

•	the impact of decisions of governmental and regulatory bodies, including decisions to raise or lower rates;

•	the development of new services and technologies by us or our competitors;

•	the availability of qualified personnel;

•	the condition of our assets;

•	the impact of legal proceedings;

•	general economic conditions;

•	acquisition-related costs and synergies;

•	the sale of water and wastewater divisions; and

•	the amount of income tax deductions for qualifying utility asset improvements and the Internal Revenue Service’s ultimate acceptance of the deduction methodology.

Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	changes in general economic, business, credit and financial market conditions;

•	changes in governmental laws, regulations and policies, including those dealing with taxation, the environment, health and water quality, and public utility regulation;

•	the profitability of future acquisitions;

•	changes to the rules or our assumptions underlying our determination of what qualifies for an income tax deduction for qualifying utility asset improvements;

•	the decisions of governmental and regulatory bodies, including decisions on rate increase requests;

•	our ability to file rate cases on a timely basis to minimize regulatory lag;

•	abnormal weather conditions, including those that result in water use restrictions;

•	changes in, or unanticipated, capital requirements;

•	changes in our credit rating or the market price of our common stock;

•	changes in valuation of strategic ventures;

•	our ability to integrate businesses, technologies or services which we may acquire;

•	our ability to manage the expansion of our business;

•	our ability to treat and supply water or collect and treat wastewater;

•	the extent to which we are able to develop and market new and improved services;

•	the effect of the loss of major customers;

•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;

•	labor disputes;

•	increasing difficulties in obtaining insurance and increased cost of insurance;

•	cost overruns relating to improvements to, or the expansion of, our operations;

•	increases in the costs of goods and services;

•	civil disturbance or terroristic threats or acts;

•	the continuous and reliable operation of our information technology systems, including the impact of cyber security attacks or other cyber-related events;

•	changes in accounting pronouncements;

•	litigation and claims; and

•	changes in environmental conditions, including the effects of climate change.

Given these risks and uncertainties, you should not place undue reliance on any forward-looking statements. You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results, performance and achievements may be materially different from what we expect. These forward-looking statements represent assumptions, expectations, plans and beliefs only as of the date of this prospectus. Except for our ongoing obligations to disclose certain information under the federal securities laws, we are not obligated, and assume no obligation, to update these forward-looking statements, even though our situation may change in the future. For further information or other factors which could affect our financial results and such forward-looking statements, see “Risk Factors.” We qualify all of our forward-looking statements by these cautionary statements.

AQUA AMERICA, INC.

Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to an estimated three million people in Pennsylvania, Ohio, Texas, Illinois, North Carolina, New Jersey, Indiana, and Virginia. Our largest operating subsidiary is Aqua Pennsylvania, Inc., which accounted for approximately

52% of our operating revenues and approximately 74% of our net income for 2017. As of December 31, 2017, Aqua Pennsylvania provided water or wastewater services to approximately one-half of the total number of people we serve. Aqua Pennsylvania’s service territory is located in the suburban areas in counties north and west of the City of Philadelphia and in 27 other counties in Pennsylvania. Our other regulated utility subsidiaries provide similar services in seven other states. In addition, the Company’s market-based activities are conducted through Aqua Infrastructure, LLC and Aqua Resources Inc. Aqua Infrastructure provides non-utility raw water supply services for firms in the natural gas drilling industry. Aqua Resources provides water and wastewater service through two operating and maintenance contracts with municipal authorities close to our utility companies’ service territory; and offers, through a third party, water and wastewater line repair service and protection solutions to households. In 2017, we completed the sale of business units that are reported within Aqua Resources, which installed and tested devices that prevent the contamination of potable water and repaired water and wastewater systems, and repaired and performed maintenance on water and wastewater systems. Additionally, during 2016, we completed the sale of business units within Aqua Resources, which provided liquid waste hauling and disposal services and inspection, and cleaning and repair of storm and sanitary wastewater lines.

Aqua America, which prior to its name change in 2004 was known as Philadelphia Suburban Corporation, was formed in 1968 as a holding company for its primary subsidiary, Aqua Pennsylvania, formerly known as Philadelphia Suburban Water Company. In the early 1990s, we embarked on a growth through acquisition strategy focused on water and wastewater operations. Our most significant transactions to date have been the merger with Consumers Water Company in 1999, the acquisition of the regulated water and wastewater operations of AquaSource, Inc. in 2003, the acquisition of Heater Utilities, Inc. in 2004, and the acquisition of American Water Works Company, Inc.’s regulated water and wastewater operations in Ohio in 2012. Since the early 1990s, our business strategy has been primarily directed toward the regulated water and wastewater utility industry, where we have more than quadrupled the number of regulated customers we serve, and have extended our regulated operations from southeastern Pennsylvania to include our current regulated utility operations throughout Pennsylvania and in seven other states. During 2010 through 2013, we sold our utility operations in six states, pursuant to a portfolio rationalization strategy to focus our operations in areas where we have critical mass and economic growth potential. Currently, the Company seeks to acquire businesses in the U.S. regulated sector, which includes water and wastewater utilities and other regulated utilities, and to pursue growth ventures in market-based activities, such as infrastructure opportunities that are supplementary and complementary to our regulated businesses.

Our growth in revenues over the past five years is primarily a result of increases in water and wastewater rates and customer growth. The increase in our utility customer base has been due to customers added through acquisitions, partnerships with developers, and organic growth (excluding dispositions) as shown below:

Year	Utility Customer Growth Rate
2017	1.1%
2016	1.6%
2015	1.9%
2014	1.3%
2013	1.3%

In 2017, our customer count increased by 10,584 customers, primarily due to utility systems that we acquired and organic growth. Overall, for the five-year period of 2013 through 2017, our utility customer base, adjusted to exclude customers associated with utility system dispositions, increased at an annual compound rate of 1.4%. During the five-year period ended December 31, 2017, our utility customer base including customers associated with utility system acquisitions and dispositions increased from 968,357 at January 1, 2013 to 982,849 at December 31, 2017. This five-year period includes the impact of the condemnation of our Fort Wayne, IN system in 2014, which resulted in the loss of approximately 13,000 connections.

Our principal executive office is located at 762 W. Lancaster Avenue, Bryn Mawr, Pennsylvania 19010-3489, and our telephone number is 610-527-8000. Our website may be accessed at www.aquaamerica.com. The references to our website and the SEC’s website are intended to be inactive textual references only, and the contents of those websites are not incorporated by reference herein and should not be considered part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Please see the risk factors described under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as such risk factors may be updated from time to time in filings we make with the SEC subsequent to the date hereof. Before making an investment decision, you should carefully consider these risk factors, together with all other information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement (which includes information contained in certain filings we make with the SEC subsequent to the date hereof as set forth in the section below captioned “Where You Can Find More Information”). Please also refer to the section above captioned “Forward-Looking Statements.”

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we may offer by this prospectus to fund our capital expenditures, to provide capital for our growth strategy, which includes potential future acquisitions of municipally owned and investor-owned water and wastewater systems, regulated utilities and infrastructure projects, and market-based activities complementary to our regulated business, to fund the integration of any businesses that we acquire into our existing business, and to purchase and maintain plant equipment, as well as for working capital and other general corporate purposes. Our management will have broad discretion in the allocation of net proceeds from the sale of any securities sold by us.

CERTAIN RATIOS

Our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated below were as follows:

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	3.90	4.17	4.15	4.05	3.79
Ratio of earnings to combined fixed charges and preferred stock dividends	3.90	4.17	4.15	4.05	3.79

The ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing our earnings by fixed charges and by combined fixed charges and preferred stock dividends, respectively. For the purpose of these computations, earnings include the sum of income from continuing operations before income taxes and non-controlling interest, and fixed charges, less capitalized interest. Fixed charges consist of interest on all indebtedness, whether expensed or capitalized, amortization of debt expense, and the estimated interest attributable to rental and lease expense calculated using an assumed interest factor of 33% of rental and lease expense.

DESCRIPTION OF CAPITAL STOCK

As of February 13, 2018 our authorized capital stock was 301,770,819 shares, consisting of:

•	300,000,000 shares of common stock, par value $0.50 per share, of which 177,750,505 shares were outstanding; and

•	1,770,819 shares of preferred stock, par value $1.00 per share, of which no shares were outstanding.

The following summary of certain terms of our common stock and preferred stock is qualified in its entirety by the provisions of our articles of incorporation and bylaws each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part.

Common Stock

This section describes the general terms of our common stock. For more detailed information, you should refer to our articles of incorporation and bylaws, including any amendments thereto, copies of which have been filed with the SEC. These documents are incorporated by reference into this prospectus.

Voting Rights

Holders of our common stock are entitled to one vote for each share held by them at all meetings of the shareholders and are not entitled to cumulate their votes for the election of directors.

Dividend Rights and Limitations

Holders of our common stock may receive dividends when declared by our board of directors. Because we are a holding company, the funds we use to pay any dividends on our common stock are derived predominantly from the dividends that we receive from our subsidiaries and the dividends they receive from their subsidiaries. Therefore, our ability to pay dividends to holders of our common stock depends upon our subsidiaries’ earnings, financial condition and ability to pay dividends. Most of our subsidiaries are subject to regulation by state utility commissions and the amounts of their earnings and dividends are affected by the manner in which they are regulated. In addition, they are subject to restrictions on the payment of dividends contained in their various debt agreements. Under our most restrictive debt agreements, the amount available for payment of dividends to us as of December 31, 2017 was approximately $1.4 billion of Aqua Pennsylvania’s retained earnings and $143 million of the retained earnings of certain other subsidiaries. Payment of dividends on our common stock is also subject to the preferential rights of the holders of any outstanding preferred stock.

Liquidation Rights

In the event that we liquidate, dissolve or wind-up, the holders of our common stock are entitled to share ratably in all of the assets that remain after we pay our liabilities. This right is subject, however, to the prior distribution rights of any outstanding preferred stock.

Preferred Stock

Our board of directors has the authority, from time to time and without further action by our shareholders, to divide our unissued capital stock into one or more classes and one or more series within any class and to make determinations of the designation and number of shares of any class or series and determinations of the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series. The rights, preferences, limitations and special rights of different classes of capital stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The rights, preferences, privileges and restrictions of each series may be fixed by the designations of that series set forth in either a restated version of our articles of incorporation or a certificate of designations relating to that series, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement of which this prospectus constitutes a part.

The issuance of preferred stock may be perceived by some as possibly having the effect of delaying, deferring or preventing a change of control of us without further action by our shareholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of our common stock. In certain circumstances, an issuance of preferred stock could possibly have the effect of decreasing the market price of our common stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that will distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any preemptive rights provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

Anti-Takeover Provisions

Pennsylvania State Law Provisions

Under Section 1712 of the Pennsylvania Business Corporation Law of 1988, as amended (PBCL), which is applicable to us, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Under Section 1715 of the PBCL, in discharging their duties, directors may, in considering the best interests of their corporation, consider various constituencies, including, shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located. Directors are not required to give prominent consideration to the interests of any particular constituency. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. Actions by directors relating to an acquisition or potential acquisition of control of the corporation are not subject to any greater obligation to justify, or higher burden of proof, than is applied to any other acts of directors. The PBCL expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights issued under any shareholder rights plan; (ii) render inapplicable the anti-takeover statutes set forth in Chapter 25 of the PBCL (described below); or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction. In addition, Section 2513 of the PBCL specifically validates shareholder rights plans, or “poison pills,” and the discriminatory dilution provisions contained in such plans.

Chapter 25 of the PBCL contains several anti-takeover statutes applicable to publicly-traded corporations. Corporations may opt-out of such anti-takeover statutes under certain circumstances. We have not opted-out of any of such statutes.

Section 2538 of Subchapter 25D of the PBCL requires certain transactions with an “interested shareholder” to be approved by a majority of disinterested shareholders. “Interested shareholder” is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the interested shareholder.

Subchapter 25E of the PBCL requires a person or group of persons acting in concert which acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at “fair value.” “Fair value” means the value not less than the highest price paid per share by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. Among other exceptions, Subchapter 25E does not apply to shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act of 1933, or to a one-step merger.

Subchapter 25F of the PBCL generally establishes a 5-year moratorium on a “business combination” with an “interested shareholder.” “Interested shareholder” is defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock or an affiliate or associate of the corporation that at any time within the prior five-year period was a beneficial owner of 20% or more of the corporation’s voting stock. “Business combination” is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions. Certain restrictions apply to business combination following the 5-year period. Among other exceptions, Subchapter 25F will be rendered inapplicable if the board of directors approves the proposed business combination, or approves the interested shareholder’s acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.

Subchapter 25G of the PBCL provides that “control shares” lose voting rights unless such rights are restored by the affirmative vote of a majority of (i) the disinterested shares (generally, shares held by persons other than the acquiror, executive officers of the corporation and certain employee stock plans) and (ii) the outstanding voting shares of the corporation. “Control shares” are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (a) 20%, (b) 33 1/3% or (c) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold. A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G. Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.

Subchapter 25H of the PBCL provides in certain circumstances for the recovery by the corporation of profits realized from the sale of its stock by a controlling person or group if the sale occurs within 18 months after the controlling person or group became a controlling person or group, and the stock was acquired during such 18-month period or within 24 months before such period. A controlling person or group is a person or group that has acquired, offered to acquire, or publicly disclosed an intention to acquire 20% or more of the voting shares of the corporation or a person or group that has otherwise publicly disclosed or caused to be disclosed that it may seek to acquire control of the corporation through any means. Among other exceptions, Subchapter 25H does not apply to transactions approved by both the board of directors and the shareholders prior to the acquisition or distribution, as appropriate.

Subchapter 25I of the PBCL mandates severance compensation for eligible employees who are terminated within 24 months after the approval of a control-share acquisition. Eligible employees generally are all employees employed in Pennsylvania for at least two years prior to the control-share approval. Severance equals the weekly compensation of the employee multiplied by the employee’s years of service (up to 26 years), less payments made due to the termination.

Subchapter 25J of the PBCL requires the continuation of certain labor contracts relating to business operations owned at the time of a control-share approval.

Articles of Incorporation and Bylaw Provisions

Certain provisions of our articles of incorporation and bylaws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire our business. These provisions might discourage some potentially interested purchaser from attempting a unilateral takeover bid for us on terms which some shareholders might favor. Our articles of incorporation require that certain fundamental transactions must be approved by the holders of 75% of the outstanding shares of our capital stock entitled to vote on the matter unless at least a majority of the members of the board of directors has approved the transaction, in which case the required shareholder approval will be the minimum approval required by applicable law. The fundamental transactions that are subject to this provision are those transactions that require approval by shareholders under applicable law or the articles of incorporation. These transactions include certain amendments of our articles of incorporation or bylaws, certain sales or other dispositions of our assets, certain issuances of our capital stock, or certain transactions involving our merger, consolidation, division, reorganization, dissolution, liquidation or winding up. Our articles of incorporation and bylaws provide that:

•

a special meeting of shareholders may only be called by the chairman, the president, the board of directors or shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast at the particular meeting;

•

nominations for election of directors may be made by any shareholder entitled to vote for election of directors if the name of the nominee and certain information relating to the nominee is filed with our corporate secretary not less than 14 days nor more than 50 days before any meeting of shareholders to elect directors; and

•

certain advance notice procedures must be met for shareholder proposals to be made at annual meetings of shareholders. These advance notice procedures generally require a notice to be delivered not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF COMMON STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, representing contracts entitling or obligating holders to purchase from us, and us to sell to the holders, a specified number of shares or amount of common stock at a future date or dates. The price per share of common stock may be fixed at the time each contract is issued or may be determined by reference to a specific formula set forth in the contract. Each common stock purchase contract may be issued separately or as a part of a unit, each consisting of a common stock purchase contract and, as security for the holder’s obligation to purchase the common stock under the contract, the following:

•	our senior debt securities or subordinated debt securities described under “Description of Debt Securities;”

•	debt obligations of third parties, including U.S. Treasury securities;

•	any other asset as security described in the applicable prospectus supplement; or

•	any combination of the foregoing.

Each common stock purchase contract may require us to make periodic payments to the holder of the unit or vice versa, and such payments may be unsecured or prefunded on some basis discussed in the applicable prospectus supplement. Each common stock purchase contract may require holders to secure their obligations thereunder in a specified manner and, in certain circumstances, we may deliver a newly issued prepaid common stock purchase contract, which is referred to as a “prepaid security,” upon release to a holder of any collateral securing such holder’s obligations under the original contract.

The applicable prospectus supplement will describe the terms of any common stock purchase contract and, if applicable, prepaid security. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such contracts and, if applicable, the prepaid securities and the documents pursuant to which such prepaid securities will be issued. The applicable prospectus supplement will also describe the material United States federal income tax considerations applicable to the common stock purchase contracts.

DESCRIPTION OF WARRANTS

General

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the Company and a bank or trust company, as warrant agent. The warrant agent will act solely as the Company’s agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following: (a) the title of such debt warrants; (b) the offering price for such debt warrants, if any; (c) the aggregate number of such debt warrants; (d) the designation and terms of the debt securities purchasable upon exercise of such debt warrants; (e) if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security; (f) if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable; (g) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time; (j) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (1) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the anti-dilution provisions of such debt warrants, if any; (o) the redemption or call provisions, if any, applicable to such debt warrants; (p) any provisions for changes to or adjustments in the exercise price for the debt warrants and (q) any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of such warrants, including the following: (a) the title of such warrants; (b) the offering price for such warrants, if any; (c) the aggregate number of such warrants; (d) the designation and terms of the common stock or preferred stock purchasable upon exercise of such warrants; (e) if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security; (f) if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable; (g) the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable, (k) if applicable, a discussion of material United States federal income tax considerations; (l) the anti-dilution provisions of such warrants, if any; (m) the redemption or call provisions, if any, applicable to such warrants; (m) any provisions for changes to or adjustments in the exercise price for the stock warrants and (n) any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The applicable prospectus supplement will describe the terms of any unit. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to units, the collateral arrangements and depositary arrangements, if applicable, relating to such units and, if applicable, the prepaid securities and the documents pursuant to which such prepaid securities will be issued. The applicable prospectus supplement will also describe the material United States federal income tax considerations applicable to the units.

DESCRIPTION OF DEPOSITORY SHARES

We may, at our option, offer fractional shares of our preferred stock, rather than whole shares of our preferred stock. In the event we do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to offering of the depositary shares) of a share of the related series of preferred stock.

The shares of our preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and that meets certain other requirements. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock, represented by the depositary share to all of the rights and preferences of the preferred stock represented by the depositary shares (including dividend, voting, redemption, conversion and liquidation rights).

The above description of depositary shares is only a summary, is not complete and is subject to, and is qualified in its entirety by the description in the applicable prospectus supplement and the provisions of the deposit agreement, which will contain the form of depository receipt. A copy of the deposit agreement will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part.

DESCRIPTION OF DEBT SECURITIES

Please note that in this section entitled “Description of Debt Securities,” references to “we,” “us,” “ours” or “our” refer only to Aqua America, Inc. and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we maintain or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”

General

The debt securities offered by this prospectus will be our unsecured obligations, except as otherwise set forth in an accompanying prospectus supplement, and will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture, individually, as an indenture and, collectively, as the indentures. We have filed forms of the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find More Information,” or by contacting the applicable indenture trustee.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, will be filed with the SEC at the time of the offering and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The following briefly summarizes certain material provisions that may be included in the indentures. Other terms, including pricing and related terms, will be disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

The trustee under each indenture will be determined at the time of issuance of debt securities, and the name of the trustee will be provided in an accompanying prospectus supplement.

The indentures provide that our senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series. Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series. These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.

Types of Debt Securities

We may issue fixed or floating rate debt securities. Fixed rate debt securities will bear interest at a fixed rate described in the prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. United States federal income tax consequences and other special considerations applicable to any debt securities issued at a discount will be described in the applicable prospectus supplement.

Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point.

All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title;

•	whether the debt is senior or subordinated;

•	whether the debt securities are secured or unsecured and, if secured, the collateral securing the debt;

•	the total principal amount offered;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•	if the debt security is an original issue discount debt security, the yield to maturity;

•

if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates, and the day count used to calculate interest payments for any period;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. dollars, the currency or currency unit in which payment will be made;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the debt securities may be redeemed at our option;

•	any obligation we may have to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of the trustee and any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	a discussion of United States federal income tax, accounting and special considerations, procedures and limitations with respect to the debt securities;

•

whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts; and

•	any other specific terms of the debt securities that are consistent with the provisions of the indenture.

The terms on which a series of debt securities may be convertible into or exchangeable for other of our securities or any other entity will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. The terms may include provisions pursuant to which the number of other securities to be received by the holders of such series of debt securities may be adjusted.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures and Settlement.” Unless otherwise provided in the accompanying prospectus supplement, we will issue debt securities denominated in U.S. dollars and only in denominations of $1,000 and integral multiples thereof.

The prospectus supplement relating to offered debt securities denominated in a foreign or composite currency will specify the denomination of the offered debt securities.

The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of the trustee named in the applicable prospectus supplement. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer (Section 3.05).

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of the trustee named in the applicable prospectus supplement. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the trustee named in the applicable prospectus supplement, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the applicable prospectus supplement.

Calculation Agents

Calculations relating to floating rate debt securities and indexed debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We may appoint one of our affiliates as calculation agent. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the applicable prospectus supplement.

Senior Debt

We may issue senior debt securities under the senior debt indenture. Senior debt will constitute our unsecured and unsubordinated obligations and will rank on a basis equal in priority with all our other unsecured and unsubordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will constitute our unsecured and subordinated obligations and will be junior in right of payment to our senior debt

(including senior debt securities), which is defined as “senior indebtedness” in the subordinated debt indenture (Section 16.01).

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities (Section 16.04).

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities (Section 16.02).

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments (Section 16.03).

Except as may be otherwise set forth in an accompanying prospectus supplement, senior debt means:

•

the principal, premium, if any, and interest in respect of indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued, including, as to us, the senior debt securities;

•	all capitalized lease obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above (Section 1.01 of Subordinated Indenture).

However, senior debt does not include:

•	the subordinated debt securities (Section 16.01 of Subordinated Indenture);

•	any indebtedness that by its terms is subordinated to, or ranks in priority on an equal basis with, subordinated debt securities (Section 1.01 of Subordinated Indenture); and

•

items of indebtedness (other than capitalized lease obligations) that would not appear as liabilities on a balance sheet prepared in accordance with accounting principles generally accepted in the United States of America.

Covenants

The accompanying prospectus supplement will contain any covenants applicable to the debt securities.

Modification of the Indentures

The indentures will provide that we and the relevant trustee may enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities (Section 9.01).

We and the trustee may, with the consent of the holders of at least a majority in aggregate outstanding principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series (Section 9.02).

No such modification may, without the consent of each holder of an affected security:

•	extend the fixed maturity of any such security;

•	reduce the rate or change the time of payment of interest on such security;

•	reduce the principal amount of such securities or the premium, if any, on such security;

•	change any obligation of ours to pay additional amounts with respect to such security;

•	reduce the amount of the principal payable on acceleration of such security if issued originally at a discount;

•	adversely affect the right of repayment or repurchase of such security at the option of the holder;

•	reduce or postpone any sinking fund or similar provision with respect to such security;

•	change the currency or currency unit in which such security is payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any payment with respect to such security on or after the maturity of such security;

•

reduce the percentage of the aggregate outstanding principal amount of debt securities of the series referred to above whose holders need to consent to the modification or a waiver without the consent of such holders; or

•	change any obligation of ours with respect to such security to maintain an office or agency.

Defaults

Except as may be otherwise set forth in an accompanying prospectus supplement, each indenture will provide that events of default regarding any series of debt securities will be:

•	our failure to pay for 30 days required interest on any debt security of such series;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any required scheduled installment payment for 30 days on debt securities of such series;

•

our failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency, whether voluntary or not (Section 5.01).

Except as may be otherwise set forth in an accompanying prospectus supplement, if an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 5.02). We may be required to file annually with the trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in aggregate principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 5.12 and 5.13). The holders of debt securities generally will not be able to require the trustee to take any action, unless one or more of such holders provides to the trustee reasonable security or indemnity (Section 6.02).

If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 5.06).

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Section 5.07).

Defeasance

Except as may otherwise be set forth in an accompanying prospectus supplement, after we have deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for United States federal income tax purposes, then:

•	we will be deemed to have paid and satisfied our obligations on all outstanding debt securities of such series, which is known as defeasance and discharge (Section 14.02); or

•

we will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as covenant defeasance (Section 14.03).

When there is a defeasance and discharge, the applicable indenture will no longer govern the debt securities of such series, we will no longer be liable for payments required by the terms of the debt securities of such series and the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated to make payments when due if the deposited funds are not sufficient.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by Pennsylvania law (Section 1.12).

Concerning the Trustee Under the Indentures

We may have banking and other business relationships with the trustee named in the prospectus supplement, or any subsequent trustee, in the ordinary course of business.

Form, Exchange and Transfer

We will issue debt securities only in registered form; no debt securities will be issued in bearer form (Section 2.03). We will issue each debt security in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue any common stock issuable upon conversion of any debt security being offered in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security (Section 2.04). Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a debt security in global form, since it will be the sole holder of the debt security (Section 3.05). These book-entry securities are described below under “Book-Entry Procedures and Settlement.”

If any debt securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•

The debt securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange debt securities for debt securities of the same series in smaller denominations or combined into fewer debt securities of the same series of larger denominations, as long as the total amount is not changed (Section 3.05).

•

You may exchange, transfer, present for payment or exercise debt securities at the office of the relevant trustee or agent indicated in the prospectus supplement (Section 3.05). You may also replace lost, stolen, destroyed or mutilated debt securities at that office. We may appoint another entity to perform these functions or may perform them (Section 3.06).

•

You will not be required to pay a service charge to transfer or exchange the debt securities, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange (Sections 3.05 and 3.06). The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any debt securities (Section 3.06).

•

If we have the right to redeem, accelerate or settle any debt securities before their maturity or expiration, and we exercise that right as to less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any debt security being partially settled (Section 3.05).

•

If fewer than all of the debt securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities (Section 15.02).

Book-Entry Procedures and Settlement

Most offered debt securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons (Section 3.02). Each global security will be deposited with, or on behalf of, The Depository Trust Company, or DTC, a securities depository, and will be registered in the name of DTC or a nominee of DTC (Section 3.01). DTC will thus be the only registered holder of these debt securities.

Purchasers of debt securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary—banks, brokerage houses and other institutions that maintain securities accounts for customers—that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that debt security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The debt securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the debt securities will generally not be entitled to have the debt securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of debt securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	We in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form (Section 3.05).

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities (Section 3.05). DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered by this prospectus separately or together:

•	through agents;

•	to or through underwriters who may act directly or through a syndicate represented by one or more managing underwriters;

•	through dealers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	in exchange for our outstanding indebtedness;

•	directly to purchasers, through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, and the identity and the terms of sale of the securities offered under this prospectus by the selling security holders.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices that may be changed, at market prices prevailing at the time of sale or prices related to prevailing market prices or at negotiated prices.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement for that transaction. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act of 1933.

If we utilize an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of securities. We will describe any of these activities in the prospectus supplement.

If a dealer is utilized in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process, if utilized.

Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution.

Certain of the agents, underwriters and dealers that we sell the securities offered under this prospectus to or through, and certain of their affiliates, engage in transactions with and perform services for us in the ordinary course of business. We may enter into hedging transactions in connection with any particular issue of the securities offered under this prospectus, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the applicable agent, underwriter or dealer, an affiliate of that agent, underwriter or dealer or an unrelated entity. We, the applicable agent, underwriter or dealer or other parties may receive compensation, trading gain or other benefits in connection with these transactions. We are not required to engage in any of these transactions. If we commence these transactions, we may discontinue them at any time. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus.

No securities may be sold under this prospectus without delivery (in paper format, in electronic format, in electronic format on the Internet, or by other means) of the applicable prospectus supplement describing the method and terms of the offering.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities that may be offered hereby will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania. If legal matters in connection with the offering made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain our SEC filings from the SEC’s website at www.sec.gov or from our website at http://ir.aquaamerica.com/.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933 relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement in accordance with rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 28, 2018; and

•	The description of our common stock set forth in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

These documents contain important business and financial information about us that is not included in or delivered with this prospectus. You may request a copy of any or all documents that we incorporate by reference at no cost, by writing or telephoning us at:

Aqua America, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010-3489

Telephone: 610-527-8000

Attention: Corporate Secretary

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

If you find inconsistencies between the documents, or between the documents and this prospectus or the applicable prospectus supplement, you should rely on the most recent document, prospectus or prospectus supplement.

$

ESSENTIAL UTILITIES, INC.

$             % Senior Notes due 2030

$             % Senior Notes due 2050

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Bookrunners

PNC Capital Markets LLC	RBC Capital Markets

                    , 2020